Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

REPORTS RECORD FOURTH QUARTER

AND FISCAL YEAR-END RESULTS . . .

CORPORATE ENDORPHINS AT WORK

FORT LAUDERDALE, FL, June 26, 2024 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its fourth quarter and fiscal year ended April 27, 2024. Our recent disclosures and this earnings report confirm that a new and more stimulating period has begun. Compared to the prior year –

Fourth Quarter

●	Net sales increased $11 million to $297 million;

●	Gross margins grew 100 bps to 36.7% of sales; and

●	Net income increased 20% to $44 million, or $.47 per share.

Fiscal Year

●	Net sales increased $19 million to $1.2 billion;

●	Operating profits grew 240 bps to $218 million;

●	Net income increased 24% to $177 million, or $1.89 per share; and

●	Cash increased $169 million to $327 million.

“We are pleased to wrap up our fiscal year with a ‘best ever’ fourth quarter and to continue the momentum generated by the last six quarters of record revenues and year-over-year income growth,” stated a company spokesperson. “Led by LaCroix and Rip It, overall case volume grew 5% while net sales, operating profit and net income all set fourth-quarter records.”

-more-

National Beverage Corp.

“Innovative flavors and packaging remain the keys to our brand growth, with consumers and retailers alike enthusiastically embracing Mojito, our latest LaCroix offering, the new and unique Rip It energy fuel flavors and the recently introduced Shasta Zero Sugar favorites.”

“A positive indicator for our new year has always been the backlog of innovative ideas that the end of winter has stored up, setting the mood for the year ahead. Earnings are extremely important to our investors and to our goals, but equally as important as earnings are feelings that are generated within management’s view. Feelings ignite ideas and ideas are at our deepest core within the soul of National Beverage Corp.”

“National Beverage has yet to achieve its ultimate purpose. Our latest creations in packaging with brightness of color, stimulating images and unique tastes of flavors have reached a profound level of creativity.”

The spokesperson concluded, “As endorphins stimulate the human body, philosophy and strategy are endorphins for a corporate entity. These endorphins are reflected in what is written on the checks of the recently announced dividend. This statement sums up what has always occurred at National Beverage.

Companies do not end up doing good

for their shareholders . . . they start –

with their commitment to the shareholders –

and make good on IT!”

“Patriotism” – If Only We Could Bottle It!

-more-

National Beverage Corp.

National Beverage Corp.

Consolidated Results for the Periods Ended

April 27, 2024 and April 29, 2023

(in thousands, except per share amounts)

	Three Months Ended		Fiscal Years Ended
	April 27, 2024	April 29, 2023	April 27, 2024	April 29, 2023

Net Sales	$297,315	$286,699	$1,191,694	$1,172,932

Net Income	$43,721	$36,303	$176,732	$142,164

Earnings Per Common Share
Basic	$.47	$.39	$1.89	$1.52
Diluted	$.47	$.39	$1.89	$1.52

Average Common Shares Outstanding
Basic	93,550	93,353	93,429	93,347
Diluted	93,666	93,618	93,630	93,608

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.